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                                                                     Exhibit 5.1

                            COLE NATIONAL CORPORATION
                             5915 LANDERBROOK DRIVE
                              CLEVELAND, OHIO 44124


                                February 11, 2002


                  Re: 1999 Employee Stock Purchase Plan (Amended and Restated June 14, 2001) (the "Purchase Plan") and the 1999 Broad-Based Employee Stock Option Plan (Amended and Restated February 28, 2001) (the "Broad-Based Plan")
                           -----------------------------------------------------


Ladies and Gentlemen:

                  I am furnishing this opinion as the General Counsel of Cole National Corporation, a Delaware corporation (the "Company"), in connection with the registration of shares of the Company's common stock, par value $.001 per share (the "Common Stock") issuable pursuant to the Purchase Plan and the Broad-Based Plan. I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon, I am of the opinion that:

                  (a) The Common Stock to be issued or transferred and sold pursuant to (i) the Purchase Plan and (ii) grants made under the Broad-Based Plan, when issued and sold in accordance with the Purchase Plan or the Broad-Based Plan and related option agreements and restricted stock unit agreements, as applicable, will be duly authorized, validly issued, fully paid and nonassessable.

                  (b) When issued in accordance with the terms of the Rights Agreement, dated November 22, 1999, between the Company and National City Bank, as Rights Agent (the "Rights Agreement"), the preferred share purchase rights (the "Rights") associated with the Common Stock issuable pursuant to the Purchase Plan and the Broad-Based Plan will be validly issued.

                  The opinion set forth in paragraph (b) is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration under the Securities Act of 1933 of the shares of Common Stock to be issued pursuant to the Purchase Plan and the Broad-Based Plan.

                                Very truly yours,

                                /s/ Leslie D. Dunn
                                   Senior Vice President - Business Development, General Counsel and Secretary